PURCHASE AND SALE AGREEMENT


      THIS AGREEMENT is made as of the 29th day of March, 1996, between PALM HARBOUR CENTERS ASSOCIATES, a Florida general partnership ("Seller"), RRC ACQUISITIONS, INC., a Florida corporation, its designees, successors and assigns ("Buyer"), and ULMER, MURCHISON, ASHBY & TAYLOR, a professional association organized under the laws of Florida ("Escrow Agent").

                                  Background

      Buyer wishes to purchase a shopping center in Flagler County, Florida, owned by Seller, known as the Palm Harbor Shopping Village (the "Shopping Center");

      Seller wishes to sell the Shopping Center to Buyer;

      In consideration of the mutual agreements herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller agrees to sell and Buyer agrees to purchase the Shopping Center on the following terms and conditions:


                                1.  DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

          1.1 Agreement means this instrument as it may be amended from time to time.

      1.2 Allocation Date means the close of business on the day immediately prior to the Closing Date.

      1.3 Annualized Net Operating Income means the projected Net Operating Income from the particular parcel within the Shopping Center for the twelve (12) months next following the Allocation Date for the payment of Consideration for the particular parcel. For the initial Purchase Price contemplated by Section 2.1, the Annualized Net Operating Income shall be computed with respect to the Phase One Parcel. For the Consideration contemplated by Section 8.3 (the Phase Two Parcel) the Annualized Net Operating Income shall be computed with respect to the Phase Two Parcel. For the Consideration contemplated by Section 8.5 (the Bank Parcel) the Annualized Net Operating Income shall be computed with respect to the Bank Parcel. For the Consideration contemplated by Section 8.7 (the Phase Three Parcel), the Annualized Net Operating Income shall be computed with respect to the Phase Three Parcel.

      1.4 Approved Lease means a Lease listed on the Rent Roll, as approved by Seller and Buyer in the case of the Property, and any additional lease written on a Buyer-approved standard form having an initial term of no less than three
(3) years with an in-place third party tenant unaffiliated with Seller who is creditworthy in Buyer's reasonable judgment and who is experienced in Buyer's reasonable judgment in the operation of the type of business proposed to be conducted at the leased premises. A Lease shall not be considered an Approved Lease unless it is written on the Shopping Center's standard form lease used by Buyer, without material modification (or other form approved by Buyer), and unless it provides for rents, cost sharing and concessions which are comparable to that which Buyer considers to be "market" for the Palm Coast area.

      1.5 Audit Representation Letter means the form of Audit Representation Letter attached hereto as Exhibit 1.5.

      1.6 Bank Parcel means the parcel more particularly depicted as such on the Site Plan.


      1.7 Buyer means the party identified as Buyer on the initial page hereof and its designees, successors and assigns.

      1.8 Closing means generally the execution and delivery of those documents and funds necessary to effect the sale of the Property and in the case of the other parcels the satisfaction of the conditions to the payment of the Consideration for the particular parcel.

      1.9   Closing Date means the date on which each Closing occurs.

      1.10 Consideration means the Purchase Price in the case of the Property and the equivalent thereof with respect to the amounts payable to Seller for the other parcels.

      1.11  Contracts   means  all  service   contracts,   agreements  or  other
instruments to be assigned by Seller to Buyer at Closing, all of which are terminable by Buyer without penalty or premium upon thirty (30) days notice.

      1.12 Deferred Price Computation Date means the date the Consideration is to be computed with respect to the In-Line Spaces and the Earnout Spaces.

      1.13 Earnest Money Deposit means the deposits to be delivered by Buyer to Escrow Agent prior to the Closing of the Property under Section 2.3 of this Agreement, together with the earnings thereon, if any.

      1.14 Earnout Spaces means the spaces identified as 106 (698 square feet), 122 (950 square feet), 146 (750 square feet), 232B (108 square feet), 266 (2500 square feet) and 272 (475 square feet), all of which are located in the Phase One Parcel.

      1.15 Effective Date means the date upon which this agreement is executed by the last to execute of Buyer and Seller and the fact of such execution is communicated to the other.

      1.16 Environmental Claim means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material or actual or alleged Hazardous Material Activity,
(c) from any abatement, removal, remedial, corrective, or other response action in connection with a Hazardous Material, Environmental Law or other order of a governmental authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

      1.17 Environmental Law means any current legal requirement in effect from time to time pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of source water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water, and groundwater); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801, Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC 300(f) et seq., and any similar, implementing or successor law, any amendment, rule, regulation, order or directive, issued thereunder.

      1.18 Escrow Agent means the party described as such in the introductory paragraph hereof and any successor escrow agent.

      1.19   Governmental   Approval  means  any  permit,   license,   variance,
certificate, consent, letter, clearance, closure, exemption, decision, action or approval of a governmental authority.

      1.20 Hazardous Materials means any "Hazardous Substance" as defined in any Environmental Law in effect at the pertinent date or dates.

      1.21 Hazardous Material Activity means any activity, event, or occurrence at or prior to each Closing Date involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling or corrective or response action to any Hazardous Material.

      1.22 Improvements means any buildings, structures or other improvements now or hereafter situated on each particular parcel within the Shopping Center.

      1.23 In-Line Spaces means those stores identified on the Site Plan as "In-line 1" and "In-Line 2", consisting of approximately 3400 square feet (ITT Property Management, which includes space 294) and 400 square feet (Benvenuto Pizza), respectively, both of which are located in the Phase One Parcel and are currently being built out by Seller.

      1.24 Inspection Period means, with respect to the Property, the period of time which expires at midnight on the thirtieth (30th) day following the Effective Date, and with respect to the other parcels, means the period of time hereinafter specified for each. If such expiration of the Inspection Period occurs during a weekend or on a national holiday, the Inspection Period shall expire at the end of business on the next immediately succeeding business day.

      1.25 Leases means all leases and other agreements with occupancy tenants permitting tenants to occupy their respective premises in the Shopping Center as set forth in the Rent Roll or as otherwise approved by the parties.

      1.26 Materials means all plans, drawings, specifications, soil test reports, environmental reports, market studies, surveys, and similar documentation, if any, owned by or in the possession of Seller with respect to the Property, Improvements and any proposed improvements to the Property, which Seller may lawfully transfer to Buyer except that, as to financial and other records, Materials shall include only photostatic copies.

      1.27 Net Operating Income means twelve-month projected "Effective Gross Income" under Approved Leases for the particular parcel within the Shopping Center for which Consideration is to be paid, less expenses for operating such parcel, including cleaning, utilities, general expenses, repairs and maintenance, administrative expenses, repairs and maintenance, administrative charges, management fees (4% of effective gross income), insurance, taxes, replacement reserves ($0.10 per square foot) and other reasonable reimbursable expenses including without limitation expenses allocated to such parcel under the Declaration, hereinafter defined (herein "Reimbursable Expenses"), which Net Operating Income is the amount which will be "annualized" for the pertinent period as contemplated by Section 1.3 to become Annualized Net Operating Income, to which the capitalization rate is to be applied in order to calculate the Purchase Price. The term "Effective Gross Income" for a particular Lease means the projected twelve (12) month base rent and expense reimbursement recoveries and the previous calendar year's percentage rent actually paid under such Lease, less a credit reserve of five percent (5.0%) of rent and recoveries in the case of a local tenant (but not a credit tenant). After capitalization of such Net Operating Income there will be deducted to determine the Consideration for the particular parcel all free rent, cash payments and allowances and other concessions to the tenant for post-Closing periods (all of which are and/or shall be the responsibility of Seller).

     1.28 Permitted Exceptions means only the following interests, liens and encumbrances:
            (a)    Liens for ad valorem taxes not yet due;

            (b)    Rights of tenants under Leases; and

            (c)    Other matters determined by Buyer to be acceptable.

      1.29 Personal Property means all (a) sprinkler, plumbing, heating, air-conditioning, electric power or lighting, incinerating, ventilating and cooling systems, with each of their respective appurtenant furnaces, boilers, engines, motors, dynamos, radiators, pipes, wiring and other apparatus, equipment and fixtures, elevators, partitions, fire prevention and extinguishing systems located in or on the Improvements, (b) all Materials, and (c) all other personal property used in connection with the Improvements, provided the same are now owned or are acquired by Seller prior to the Closing.

      1.30 Phase One Parcel means the currently constructed and operating parcel within the Shopping Center identified as Phase One on the Site Plan as such, which includes the space between stores 268 and 280 as so identified on the Site Plan(containing approximately 1986 square feet, but such space shall not be taken into account in the Purchase Price for the Phase One Parcel, but shall be included when determining the Consideration for the Phase Two Parcel. .

      1.31 Phase Two Parcel means collectively the multi-tenant parcel and the small outparcel more particularly identified as Site B and Site C, respectively, on the Site Plan. In addition, for purposes of determining Consideration for the Phase Two Parcel, the space between stores 268 and 280, identified on the Site Plan and containing approximately 1986 square feet of store area when built out shall be treated as if it were in the Phase Two Parcel.

      1.32 Phase Three Parcel means the unimproved parcel more particularly identified as Phase Three on the Site Plan.

      1.33 Property means the Real Property and the Improvements thereon, and the Personal Property of Seller used in connection therewith.

      1.34 Prorated means the allocation of items of expense or income between Buyer and Seller based upon that percentage of the time period as to which such item of expense or income relates which has expired as of the date at which the proration is to be made.

      1.35 Purchase Price means the Consideration for the purchase of the Property as set forth in Section 2.1 (subject to adjustments as provided herein).

      1.36 Real Property means the Phase One Parcel (subject to changes determined by the Survey), and all easements, privileges, rights of way and all appurtenances pertaining to or accruing to the benefit of the Real Property, including without limitation easements for ingress, egress, parking, utilities, signage and surface water management over, under, across and upon the Phase Two Parcel, the Bank Parcel and the Phase Three Parcel.

      1.37 Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material at or prior to the Closing Date.

      1.38 Rent Roll, as to the Phase One Parcel, means the list of tenants and related information attached hereto as Exhibit 1.38. Additional Rent Rolls will be furnished to Buyer by Seller in connection with the development of the other parcels.

     1.39 Seller means the party identified as Seller on the initial page hereof.
      1.40 Seller Financial Statements means the unaudited balance sheets and statements of income, cash flows and changes in financial positions of Seller as of and for the years ended December 31, 1994 and 1995; and all monthly reports of income, expense and cash flow prepared by Seller consistent with past practice for any period beginning after December 31, 1995, and ending prior to Closing.

      1.41 Shopping Center means the commercial enterprise commonly known as "Palm Harbor Shopping Village", including the Phase One Parcel, the Phase Two Parcel, the Bank Parcel and the Phase Three Parcel, all of which are identified on the Site Plan.

      1.42 Site Plan means the plan of the Shopping  Center  attached  hereto as
Exhibit 1.42.

      1.43 Survey means a map of a stake survey of the Shopping Center, identifying and establishing the legal description for each of the parcels and for the entire Shopping Center, which survey shall comply with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM in 1992, and includes items 1, 2, 3, 4, 6, 7, 8, 9, 10 and 11 of Table "A" thereof, which meets the accuracy standards (as adopted by ALTA and ACSM and in effect on the date of the Survey) of an urban survey, which is dated not earlier than thirty (30) days prior to each Closing, and which is certified to Buyer, Seller, the Title Insurance company providing Title Insurance to Buyer, and Buyer's lender, and dated as of the date the Survey was made.

      1.44 Tenant Estoppel Letter means a letter or other certificate from a tenant certifying as to certain matters regarding such tenant's Lease, in substantially the same form as attached hereto as Exhibit 1.44.

      1.45 Title Defect means any exception in the Title Insurance Commitment or any matter disclosed by the Survey, other than a Permitted Exception.

      1.46 Title Insurance means an ALTA Form B Owners Policy of Title Insurance for the full Purchase Price insuring Buyer's marketable fee simple title to the entire Shopping Center, subject only to the Permitted Exceptions (including, with respect to the Phase Two Parcel, the Phase Three Parcel and the Bank Parcel, the ground leases to be executed at Closing as provided in Article 8), the policy to be issued by Chicago Title Insurance Company. The legal descriptions for each of the parcels and the exceptions for each shall be separately stated.

      1.47 Title Insurance Commitment means a binder whereby the title insurer agrees to issue the Title Insurance to Buyer.


                        2.  PURCHASE PRICE AND PAYMENT

      2.1   Purchase Price; Payment.

            (a)  Purchase  Price and  Terms.  The total  Purchase  Price for the
Property (subject to adjustment as provided herein) shall be determined by capitalizing the Annualized Net Operating Income of the Property by 0.105. The Purchase Price for the Property shall be payable in cash or by wire transfer of federal funds at Closing.

     (b) Adjustments to the Purchase Price. The Purchase Price shall be adjusted as of the Allocation Date by:

       (1) subtracting the portion of the Closing year's real and tangible personal property taxes for the period from January 1, of that year, through the Allocation Date (if the amount of the Closing year's property taxes are not available on the Allocation Date, such taxes will be prorated based upon the prior year's taxes); and

                   (2) subtracting the amount of security deposits, prepaid rents from tenants under the Leases and any other items customarily prorated in a transaction of this nature. Any percentage rents or tenant reimbursements payable after the Allocation Date but applicable to periods prior to the Allocation Date shall be remitted to Seller by Buyer within thirty (30) days after receipt. Buyer shall have no obligation to collect delinquencies, but should Buyer collect any delinquent rents or other sums which cover periods prior to the Allocation Date and for which Seller have received no proration or credit, Buyer shall remit same to Seller within thirty (30) days after receipt, less any actual out-of-pocket costs of collection. Buyer will not interfere in Seller's efforts to collect sums due it prior to the Closing. Seller will remit to Buyer promptly after receipt any rents, percentage rents or tenant reimbursements received by Seller after Closing which are attributable to periods occurring after the Allocation Date. Undesignated receipts of either Buyer or Seller from tenants in the Shopping Center shall be applied first to then current rents and reimbursements for such tenant(s), then to delinquent rents and reimbursements attributable first to post-Allocation Date periods, and then to pre-Allocation Date periods.

      2.2 Deferred Portion of Purchase Price. The parties agree that Approved Leases which have been executed for the In-Line Spaces and which will be executed for the Earnout Spaces, (all of which Approved Leases for In-Line Spaces and Earnout Spaces are included in the Rent Roll but under which the particular tenants have not occupied and opened for business at such premises or commenced paying rent), will not be included in the computation of Net Operating Income to determine the Purchase Price payable for the Property at Closing. The Approved Leases for the In-Line Spaces and the Earnout Spaces, if executed, shall be assigned to Buyer at Closing. The Purchase Price attributable to the Approved Leases for the Earnout

Spaces shall be computed and paid (if not in material default) on the date which is the earlier of ten (10) days after the particular tenant has been lawfully in occupancy and paying rent for six (6) months or more, or 300 days following the initial Closing with respect to the Property. The deferred portion of the Purchase Price attributable to the In-Line Spaces (if not in material default) shall be computed and paid within ten (10) days after each of the tenants of the In-Line Spaces takes occupancy of the particular In-Line Space, opens for business therein and commences paying rent for such In-Line Space. If the Lease for a particular In-Line Space is or has been in material default between the Closing Date for the Property and the Closing Date for the particular In-Line Space, the Deferred Price Computation shall be deferred and paid at the same time as the Earnout Spaces, provided all such defaults have been cured by such date. The Consideration for the In-Line Spaces and the Earnout Spaces shall be computed by capitalizing at a capitalization rate of 0.105 the Annualized Net Operating Income attributable to the specific Approved Leases for the In-Line Spaces and Earnout Spaces, when in the case of the Earnout Spaces, but not the In-Line Spaces, the tenants have then been in occupancy, open for business and paying rent without material default for the preceding six (6) months. No other Leases shall be considered for the deferred payment pursuant to this Section
2.2. Any deferred payment hereunder shall be reduced by an amount equal to the Annualized Net Operating Income under any Lease for which Seller was given credit at the Closing Date or later in the case of an In-Line Space or Earnout Space, but which as of the Deferred Price Computation Date (i) had vacated their leased premises or (ii) had not paid their rent for the immediately preceding two (2) months, or (iii) is in material default under any other term of its lease, capitalized by 0.105, provided that if Seller has replaced the defaulting tenant with another tenant under an Approved Lease, and the tenant thereunder is in occupancy, open for business at the premises and has been paying its rent for six consecutive months as of the Deferred Price Computation Date, such reduction, as to that space, shall not be made. Buyer agrees that if a particular tenant for which Seller was given credit at the Closing of the Phase One Parcel acquisition defaults and Buyer intends to include such tenant in the foregoing reduction, Buyer shall within twenty (20) days of such default give written notice thereof to Seller and diligently seek a curing of such default. Further, Buyer shall keep Seller advised periodically of the status of such tenant and furnish copies of notices and other correspondence with such tenant as it relates to such default. With regard to the buildout of the ITT Property Management Space which is one of the In-Line Spaces, Seller has agreed to make certain interior improvements, the cost of which will be reimbursed by ITT Property Management. Such reimbursement shall be paid to Seller as received even if made after Closing.

      2.3 Earnest Money Deposit. An Earnest Money Deposit in the amount of $25,000.00 shall be delivered to Escrow Agent within three (3) days after execution and delivery of this Agreement by all parties. Should Buyer elect to extend the initial Inspection Period or proceed beyond the expiration of the Inspection Period to Closing, Buyer shall deliver to the Escrow Agent with a copy of the notice described in the third or penultimate sentence, as the case may be, of Section 3.1(a) below, an additional deposit of $75,000, which shall thereupon be deemed part of the Earnest Money Deposit for all purposes. This Agreement may be terminated by Seller if the Earnest Money Deposit is not received by Escrow Agent by such deadline. The Earnest Money Deposit paid by Buyer shall be held as specifically provided in this Agreement and shall be applied to the Purchase Price at the Closing.

      2.4   Closing Costs.

            (a)    Seller shall pay:

                   (1) Seller's attorneys' fees relating to the sale of the Property;

                   (2) Documentary stamp taxes imposed by the State of Florida and/or other governmental entities upon the transactions contemplated hereby;

                   (3)  Cost of the Survey;

                   (4)  Cost of satisfying any liens on the Property;

                   (5) One-half the cost of title insurance and the entire cost, if any, of curing title defects and recording any curative title documents; and

                   (6) All broker's commissions, finders' fees and similar expenses incurred by either party in connection with the sale of the Property, subject however to Buyer's indemnity given in Section 5.3 of this Agreement.

            (b)    Buyer shall pay:

                   (1)  Buyer's attorneys' fees;

                   (2)  Cost of Buyer's due diligence inspection;

                   (3) Costs of the Phase 1 environmental site assessment to be obtained by Buyer;

                   (4)  One-half the cost of title insurance; and

                   (5)  Cost of recording the deed.

      2.5 Prorations. Matters of income and expense shall be prorated as of the Allocation Date.


                       3.  INSPECTION PERIOD AND CLOSING

      3.1   Inspection Period.

            (a) Buyer agrees that it will have the Inspection Period to physically inspect the Shopping Center, review the economic data, underwrite the tenants and review their leases, and to otherwise conduct its due diligence review of the Shopping Center and all books, records and accounts of Seller related thereto. Buyer hereby agrees to indemnify and hold Seller harmless from any damages, liabilities or claims for property damage or personal injury arising out of such inspection and investigation by Buyer or its agents or independent contractors, which indemnity shall survive the termination of this Agreement. Within the Inspection Period, Buyer may, in its sole discretion and for any reason or no reason, elect to go forward with this Agreement to closing, which election shall be made by notice to Seller given within the Inspection Period. If such notice is not timely given, this Agreement and all rights, duties and obligations of Buyer and Seller hereunder, except any which expressly survive termination, shall terminate and Escrow Agent shall forthwith return to Buyer the Earnest Money Deposit. If Buyer so elects to go forward, the Earnest Money Deposit shall not be refundable except upon the terms otherwise set forth herein. The Inspection Period may be extended by Buyer for one successive period of thirty (30) days , by written notice to Seller given within the Inspection Period, as extended, as the case may be accompanied by evidence reflecting the increase of the Earnest Money Deposit by Buyer by $75,000, for a total Earnest Money Deposit of $100,000. The Earnest Money Deposit will not be increased further (such that if the Inspection Period is extended and the Earnest Money Deposit increased, another increase will not be necessary at the end of the extended Inspection Period). Buyer will promptly after execution of this Agreement deliver to Seller a copy of Buyer's standard form lease and any information questionnaires required to be completed with respect to any prospective tenant.

            (b) Buyer, through its officers, employees and other authorized representatives, shall have the right to reasonable access to the Shopping Center and all records of Seller related thereto, upon prior notice to Seller, at reasonable times during the Inspection Period for the purpose of inspecting the Property, taking soil borings, conducting Hazardous Materials inspections and reviewing the books and records of Seller concerning the Shopping Center. Seller shall cooperate with and assist Buyer in making such inspections and reviews. Seller shall give Buyer any authorizations which may be required by Buyer in order to gain access to records or other information pertaining to the Shopping Center or the use thereof maintained by any governmental or quasi-governmental authority or organization. Buyer, for itself and its agents, agrees not to enter into any contract with existing tenants without the written consent of Seller if such contract would be binding upon Seller should this transaction fail to close. Buyer shall have the right to have due diligence interviews and other discussions or negotiations with tenants, provided Seller is given prior notice of the time and place of such interviews and/or discussions and an opportunity to be present.

            (c) Buyer, through its officers or other authorized representatives, shall have the right to reasonable access to all Materials (other than privileged or confidential litigation materials) for the purpose of reviewing and copying the same.

            (d) In the event Buyer elects to terminate this Agreement at the end of the Inspection Period, Buyer shall deliver to Seller prior to the return of the Deposit, originals or true copies of the following documents, if obtained by Buyer during the Inspection Period:

                   (1)  Survey;

                   (2)  Environmental Reports;

                   (3)  Building Condition Report;

               (4) Any correspondence with any existing or prospective tenant for the Shopping Center; and

                   (5) Financial information and leases delivered to Buyer by Seller.

Buyer's certification that it has delivered all such documents to the Escrow Agent for further delivery to Seller shall be conclusive that Buyer has delivered such documents.

            (e)  Attached  to this  Agreement  as Exhibit  3.1(e) is a pro forma income and expense statement for the Property. If Buyer's examination of the Property and Seller's books and records concerning the Property, or other due diligence, reflects any material difference from either the income or the expenses set forth on the pro forma, then in such event Buyer at its option may terminate this Agreement upon notice to Seller prior to the expiration of the Inspection Period, whereupon each party shall be relieved of all further liability hereunder except for those indemnities which by their terms specifically survive the termination of this Agreement. If such material differences, if any, would result in the Purchase Price at the initial Closing being less than $13,000,000.00 computed as required hereunder using the actual Net Operating Income as established during the Inspection Period, Seller by notice to Buyer given within ten (10) days after the expiration of the Inspection Period may terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and each party relieved of all further liability hereunder except for those indemnities which by their terms expressly survive the termination of this Agreement.

      3.2 Hazardous Material. Buyer may at its sole expense cause a "Phase 1" environmental assessment of the Shopping Center to be made during the Inspection Period, and thereafter updated in connection with the payment of Consideration with respect to the Phase Two Parcel, Phase Three Parcel and the Bank Parcel, and a copy of any report shall be submitted to Buyer and Seller promptly upon its completion. If the assessment discloses the existence of any Hazardous Material on any unpurchased parcel, Buyer may notify Seller in writing, within five (5) business days after receipt of the Phase 1 assessment report that it elects to terminate this Agreement as to any or all unpurchased parcels, whereupon the Agreement shall terminate and Escrow Agent shall return to Buyer the Earnest Money Deposit, if any.

      3.3 Time and Place of Closing. Unless otherwise agreed in writing by the parties, the Closing for the Property and each subsequent parcel shall take place at the offices of Escrow Agent in Jacksonville, Florida, at 10:00 A.M. on a date selected by Buyer which is (A) no later than the thirtieth (30th) day following the expiration of the Inspection Period and (B) no earlier than the sixtieth (60th) day following the Effective Date.

            4.  WARRANTIES, REPRESENTATIONS AND COVENANTS OF SELLER

      Seller warrants and represents as follows as of the date of this Agreement and as of the Closing and where indicated covenants and agrees as follows:

      4.1 Organization; Authority. Seller is a general partnership organized and validly existing under the laws of Florida. Seller has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement and other Transaction Documents have been duly authorized to do so on behalf of Seller.

      4.2 Authorization; Validity. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Seller's general partner. This Agreement has been duly and validly executed and delivered by Seller and (assuming the valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms.

      4.3 Title. Seller is the owner in fee simple of all of the Shopping Center, subject only to the Permitted Exceptions.

      4.4 Commissions. Seller has neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Seller, Buyer or the Property for a brokerage commission or finder's fee or like payment arising out of or in connection with the transaction provided herein except for Southern Development Services, whose commission is equal to two percent (2.0%) of the Purchase Price for the Property, shall be paid by Seller at Closing. A similar commission will be paid by Seller at the closings of the transactions contemplated by Article 8 of this Agreement. Seller agrees to indemnify Buyer from any such claim arising by, through or under Seller.

      4.5 Sale Agreements. The Shopping Center is not subject to any outstanding agreement(s) of sale, option(s), or other right(s) of third parties to acquire any interest therein, except for Permitted Exceptions and this Agreement.

      4.6 Litigation. There is no litigation or proceeding pending, or to the best of Seller's knowledge, threatened against Seller relating to the Shopping Center. Seller and Publix Super Markets, Inc. ("Publix") have a dispute concerning the construction of additional buildings in the Phase Two Parcel, which dispute Seller may seek to resolve by declaratory action or other action which will not give rise in Publix of a right to terminate or modify its lease or withhold, offset or abate rents thereunder. Buyer consents to Seller instituting and maintaining such declaratory or other action at no cost to Buyer. Should Publix prevail in the dispute as to either Site B or Site C, Buyer shall have no further obligation with respect to Site B or Site C of the Phase Two Parcel, as the case may be, and the lease to Seller of the Phase Two Parcel shall terminate as to the relevant site as of the entry of a final judgment in favor of Publix finding that no buildings may be constructed thereon.

      4.7 Leases. There are no Leases affecting the Shopping Center, oral or written, except as listed on the Rent Roll attached hereto. Copies of the Leases, all of which shall be delivered to Buyer within ten (10) days from the date hereof, are, to the best knowledge of Seller, true, correct and complete copies thereof, subject to the matters set forth on the Rent Roll. Between the date hereof and the date which is five business days prior to the end of the Inspection Period as extended, as the case may be, Seller may enter into new leases for portions of the Property after full disclosure to and consultation with Buyer. Seller will not thereafter terminate or modify existing Leases for the Property or enter into any new Leases for the Property without the consent of Buyer, not to be unreasonably withheld or delayed. Buyer shall advise Seller as to whether it will give or withhold its consent as to any proposed Lease for the Property within five (5) business days after the proposed lease and supporting information as to creditworthiness and operating experience is received by Buyer from Seller. If there is no answer to a request within said five (5) day period, the particular Lease shall be deemed approved. If Buyer objects to a particular proposed lease, it shall with its notice of objection furnish to Seller the specifics of such objection(s). If Seller corrects such deficiencies to Buyer's satisfaction within a reasonable period, Buyer shall approve such lease. All of the Property's tenant leases are in good standing and to the best of Seller's knowledge no material defaults exist thereunder except as noted on the Rent Roll. No rent has been paid more than one (1) month in advance and no security deposit or prepaid rent has been paid, except as stated on the Rent Roll. No tenants under the Leases are entitled to interest on any security deposits. No tenant under any Lease has or will be promised any inducement, concession or consideration by Seller other than as expressly stated in such Lease, and except as stated therein there are and will be no side agreements between Seller and any tenant.

      4.8 Financial Statements. Each of the Seller Financial Statements delivered or to be delivered to Buyer hereunder has or will have been prepared in accordance with the books and records of Seller and presents fairly in all material respects the financial condition, results of operations and cash flows as of and for the periods to which they relate, and except for monthly reports of cash flow for periods after December 31, 1995, all are in conformity with generally accepted accounting principles applied on a consistent basis. There has been no material adverse change in the operations of the Property or its prospects since the date of the most recent Seller Financial Statements. Seller covenants to furnish Buyer with unaudited updated monthly reports of cash flow for interim periods beginning after December 31, 1995, promptly after such statements are first made available to Seller; and Buyer and its independent certified accountants shall be given access to Seller's books and records at any time prior to Closing and for six months thereafter, upon reasonable advance notice, in order that they may verify the Seller Financial Statements. Seller agrees to execute and deliver to Buyer the Audit Representation Letter should Buyer's accountants audit the records of all or any portion of the Shopping Center.

      4.9 Contracts. Except for Leases and Permitted Exceptions, there are no management, service, maintenance, utility or other contracts or agreements affecting the Shopping Center, oral or written, which extend beyond the Closing Date and which would bind Buyer or encumber the Shopping Center after the Closing, except as contemplated hereby. All such Contracts are in full force and effect in accordance with their respective terms, and all obligations of Seller under the Contracts required to be performed to date have been performed in all material respects; no party to any Contract has asserted any claim of default or offset against Seller with respect thereto and no event has occurred or failed to occur, which would in any way affect the validity or enforceability of any such Contract; and the copies of the Contracts delivered to Buyer prior to the date hereof are true, correct and complete copies thereof. Between the date hereof and the Closing, Seller covenants to fulfill all of its obligations under all Contracts, and covenants not to terminate or modify any such Contracts or enter into any new contractual obligations without the consent of Buyer (not to be unreasonably withheld) except such obligations as are freely terminable without penalty by Seller upon not more than thirty (30) days' written notice.

      4.10 Maintenance and Operation of Property. From and after the date hereof and until the Closing, Seller covenants to keep and maintain and operate the Shopping Center substantially in the manner in which it is currently being maintained and operated and covenants not to cause or permit any waste of the Shopping Center nor undertake any action with respect to the operation thereof outside the ordinary course of business without Buyer's prior written consent, except as contemplated hereby. In connection therewith, Seller covenants with respect to the Property to be purchased at the initial Closing to make all necessary repairs and replacements until the Closing so that such Property shall be of substantially the same quality and condition at the time of Closing as on the date hereof. Seller covenants not to remove any article included in the Personal Property. Seller covenants to maintain such casualty and liability insurance on the Shopping Center as it is presently being maintained.

      4.11 Permits and Zoning. To the best knowledge of Seller, there are no material permits and licenses (collectively referred to as "Permits") required to be issued to Seller by any governmental body, agency or department having jurisdiction over the Shopping Center which materially affect the ownership or the use thereof which have not been issued. The Shopping Center is properly zoned for its present use and is neither subject to any development of regional impact ("DRI)" development order under Chapter 380, Florida Statutes, nor is it subject to aggregation with any other property of Seller or with any property which heretofore was subject to a DRI development order. The use of the Shopping Center is consistent with the land use designation for the Shopping Center under the comprehensive plan or plans applicable thereto, and all concurrency requirements have been satisfied. There are no outstanding assessments, impact fees or other charges related to the Shopping Center.

      4.12 Rent Roll; Estoppel Letters. The Rent Roll is true and correct in all respects. Seller agrees to use its best reasonable efforts to obtain current estoppel letters acceptable to Buyer from all Tenants under Leases.

      4.13 Condemnation. Neither the whole nor any portion of the Shopping Center, including access thereto or any easement benefiting the Shopping Center, is subject to temporary requisition of use by any governmental authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor is there now pending any condemnation, expropriation, requisition or similar proceeding against the Shopping Center or any portion thereof. Seller has received no notice nor has any knowledge that any such proceeding is contemplated.

      4.14 Governmental Matters. Except as set forth on Exhibit 4.14 of this Agreement, Seller has not entered into any commitments or agreements with any governmental authorities or agencies affecting the Shopping Center that have not been disclosed in writing to Buyer and Seller has received no notices from any such governmental authorities or agencies of uncured violations at the Shopping Center of building, fire, air pollution or zoning codes, rules, ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations. Seller shall be responsible for the remittance of all sales tax for periods occurring prior to the Allocation Date directly to the appropriate state department of revenue.

      4.15 Repairs. Seller has received no notice of any requirements or recommendations by any lender, insurance companies, or governmental body or agencies requiring or recommending any repairs or work to be done on the Property which have not already been completed.

      4.16 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) require Seller to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Seller; (c) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller is a party, or by which Seller, the Shopping Center or any of Seller's material assets may be bound; or
(d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Seller, the Property or any of Seller's material assets.

      4.17  Environmental Matters.

            (a) Seller represents and warrants as of the date hereof and as of the Closing that:

                   (1) Seller has not, and has no actual knowledge of any other person who has, caused any Release, threatened Release, or disposal of any Hazardous Material at the Shopping Center in any material quantity; the Shopping Center is not adversely affected by any Release, threatened Release, or disposal of a Hazardous Material originating or emanating from any other property;

                   (2) the Shopping Center does not now contain and to the best of Seller's knowledge (subject to change if hereafter disclosed in the environmental assessment reports to be obtained by Buyer), has not contained any: (a) underground storage tank, (b) material amounts of asbestos-containing building material, (c) landfills or dumps, (d) hazardous waste management facility as defined pursuant to the Resource Conservation and Recovery Act ("RCRA") or any comparable state law, or (e) site on or nominated for the National Priority List promulgated pursuant to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any state remedial priority list promulgated or published pursuant to any comparable state law;

 and

                   (3) there are to the best of Seller's knowledge no conditions or circumstances at the Shopping Center which pose a risk to the environment or the health or safety of persons, except that Seller has disclosed to Buyer that one of the tenants of the Property is a drycleaning plant.

            (b) Seller shall indemnify, hold harmless, and hereby waives any claim for contribution against Buyer for any damages to the extent they arise from the inaccuracy or breach of any representation or warranty by Seller in this section of this Agreement.

      4.18 Foreign Investment and Real Property Tax Act. Seller is not a "foreign person" within the meaning of Sections 1445 or 897 of the Code, and has furnished Buyer with its federal tax identification number, and at closing will execute and deliver to Buyer an affidavit regarding the same, or if Seller fails to execute and deliver such affidavit, Buyer may deduct and withhold from the Purchase Price such amounts as may be required by Buyer in order to satisfy its tax withholding obligations.

      4.19 No Untrue Statement. Neither this Agreement nor any Exhibit nor any written statement or Transaction Document furnished or to be furnished by Seller to Buyer in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


            5.  WARRANTIES, REPRESENTATIONS AND COVENANTS OF BUYER

      Buyer hereby warrants and represents as of the date of this Agreement and as of the Closing and where indicated covenants and agrees as follows:

      5.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under laws of Florida and has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement and other Transaction Documents on behalf of Buyer have been duly authorized to do so.

      5.2 Authorization; Validity. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly and validly authorized by the Board of Directors of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Buyer enforceable against it in accordance with its terms.

      5.3 Commissions. Buyer has neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Buyer or Seller for a brokerage commission or finder's fee or like payment arising out of or in connection with the transaction provided herein except Southern Development Services, whose commission shall be paid by Seller at Closing and, with respect to the Closings contemplated by Article 8, such other Closings. Buyer agrees to indemnify Seller from any other such claim arising by, through or under Buyer.


                         6.  POSSESSION; RISK OF LOSS

      6.1 Possession. Possession of the Property will be transferred to Buyer at the conclusion of the Closing.

      6.2 Risk of Loss. All risk of loss with respect to a particular parcel shall remain upon Seller until the conclusion of the Closing of the purchase of that parcel. If, before the possession of a particular parcel has been transferred to Buyer, any material portion of the parcel is damaged by fire or other casualty and will not be restored by the requisite Closing Date or if any material portion of such parcel is taken by eminent domain or there is a material obstruction of access to the Improvements by virtue of a taking by eminent domain, Seller shall, within ten (10) days of such damage or taking, notify Buyer thereof and Buyer shall have the option to:

            (a) terminate this Agreement as to any parcel not purchased upon notice to Seller given within ten (10) business days after such notice from Seller, in which case Buyer shall receive a return of its Earnest Money Deposit; or

            (b) proceed with such purchase, in which event Seller shall assign to Buyer all Seller's right, title and interest in all amounts due or collected by Seller under the insurance policies or as condemnation awards. In such event, the Purchase Price shall be reduced by the amount of any insurance deductible to the extent it reduced the insurance proceeds payable.

"Material" shall mean twenty-five percent (25%) or more of the Improvements or parcel.

                               7.  TITLE MATTERS

      7.1   Title.

            (a) Title Insurance. Within two (2) days after the Effective Date, Seller shall order the Title Insurance Commitment covering the Shopping Center and identifying each parcel, from Chicago Title Insurance Company (acting through the agency offices of both Tripp, Scott, Conklin & Smith, and Ulmer, Murchison, Ashby & Taylor), and the Survey from a reputable surveyor familiar with the Shopping Center (Seller also agreeing to furnish to Buyer copies of any existing surveys and title information in its possession promptly after execution of this Agreement). With respect to the Phase Two Parcel, Phase Three Parcel and the Bank Parcel, the Title Insurance Commitment and Survey shall be updated to a current date relative to the Closing(s) for such parcel(s). Buyer will have ten (10) days from receipt of the Title Commitment, and update, as the case may be (including legible copies of all recorded exceptions noted therein), and Survey, updated for each parcel, as provided above, to notify Seller in writing of any Title Defects, encroachments or other matters not acceptable to Buyer which are not permitted by this Agreement. Any Title Defect or other objection disclosed by the Title Insurance Commitment (other than liens removable by the payment of money) or the Survey which is not timely specified in Buyer's written notice to Seller of Title Defects shall be deemed a Permitted Exception. Seller shall notify Buyer in writing within five (5) days of Buyer's notice if Seller intends to cure any Title Defect or other objection. If Seller elects to cure, Seller shall use diligent efforts to cure the Title Defects and/or objections by the Closing Date (as it may be extended), for each of the parcels. If Seller elects not to cure or if such Title Defects and/or objections are not cured, Buyer shall have the right, in lieu of any other remedies, to:
(i) refuse to purchase the particular parcel, terminate this Agreement and receive a return of the Earnest Money Deposit, if any; or (ii) waive such Title Defects and/or objections and close the purchase(s) subject to them.

            (b) Miscellaneous Title Matters. If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller shall on request deliver to Buyer an affidavit stating, if true, that such judgments, bankruptcies or the returns are not against Seller. Seller further agrees to execute and deliver to the Title Insurance agent at Closing such documentation, if any, as the Title Insurance underwriter shall reasonably require to evidence that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and that there are no mechanics' liens or parties in possession of other than tenants under Leases and Seller.


                      8.  DEVELOPMENT OF CERTAIN PARCELS

      8.1 Overall Development. Seller has intended that the Shopping Center be developed as generally depicted on the Site Plan, but only a portion of such development has been accomplished. Seller desires to develop the Phase Two Parcel, the Phase Three Parcel and the Bank Parcel, and receive additional Consideration therefor as hereinafter provided. In order to accomplish such future development it is intended that Seller at the Closing of the Property will convey the entire Shopping Center to Buyer, immediately following which Buyer will lease to Seller, and Seller will lease from Buyer, the Phase Two Parcel, the Phase Three Parcel and the Bank Parcel pursuant to leases which will permit Seller to develop each parcel in accordance with the Site Plan and as hereinafter provided. The form of each lease will be negotiated and agreed to during the Inspection Period, the business terms of which are enumerated below.

      8.2 Ground Lease for Phase Two Parcel. The lease for the Phase Two Parcel will be a ground lease for a term of two and one-half (2 1/2) years, beginning on the Closing Date of the purchase of the Property, at a rental of Ten Dollars ($10.00) for the term, plus ad valorem taxes on the land and improvements on the Phase Two Parcel (or its share of such taxes allocated to the Phase Two Parcel by the Flagler County Property Appraiser). Taxes and expenses related to the improvements on the Phase Two Parcel and such parcel's proportionate share of increases in common area expenses of the Shopping Center (i) over the common area expenses charged to Seller in the computation of Net Operating Income for the Phase One Parcel or (ii) caused by the construction of improvements on the Phase Two Parcel (including, if applicable, increases for such matters as parking lot maintenance, landscaping, lighting and other ordinary operating expenses) shall be paid by Seller as the tenant. The lease will permit the construction of additional retail space in accordance with plans and specifications heretofore approved by the Buyer as listed on Exhibit 8.2 attached hereto, as landlord, provided they are in compliance with zoning and building requirements. The construction and use of the additional space will be subject to use, building and other restrictions imposed on the Shopping Center by existing covenants and restrictions, existing leases and other reasonable covenants and restrictions imposed by Buyer (including covenants and restrictions created under the ground lease or under the Declaration, hereinafter defined), so as to make the Phase Two Parcel architecturally compatible with the Shopping Center and limited as to use, size and height so as to not impair the operation of the Shopping Center or breach the lease of any tenant of the Shopping Center. The entire cost of the development on the Phase Two Parcel and for required improvements on the Phase One Parcel necessary for such development shall be borne by Seller, and the landlord's estate will not be subordinated or subject to any liens. Subletting will be permitted to third party occupancy tenants under Approved Leases as provided below. The occupancy tenants will attorn to the Buyer upon expiration of the ground lease, and the Buyer will agree to recognize the occupancy lease as a direct lease for periods beyond the term of the ground lease.

      8.3 Consideration for Phase Two Parcel. The Consideration for the Phase Two Parcel will be an amount equal to (A) the Annualized Net Operating Income from each Approved Lease for space in the Phase Two Parcel, projected for the period commencing with the Qualification Date for such Approved Lease, and ending twelve months thereafter, (B) divided by (i) in the case of credit tenants whose leases have an initial term of five (5) or more years and no less than three (3) years remaining on their term(s), the capitalization rate of
0.105 (without the credit reserve adjustment described in Section 1.27 above), or (ii) in the case of "local tenants" and all credit tenants whose leases have less than three (3) years remaining on their term(s) as of the commencement of the twelve month computation period, the capitalization rate of 0.105 (taking into account the credit reserve adjustment described in

Section 1.27 above), the result obtained being reduced by (C) the Annualized Net Operating Income (as defined in Section 1.27 of this Agreement) for the same twelve (12) month period for any tenant of the Phase One Parcel who relocates to the Phase Two Parcel, divided by the pertinent aforesaid capitalization rate. Seller may before the Qualification Date for the payment of Consideration for the Approved Lease of such relocated Phase One Parcel tenant replace such relocating Phase One Parcel tenant with another Approved Lease for the Phase One Parcel space that was vacated, and if the replacement tenant thereunder is in occupancy, open for business at the premises, and has been paying its rent for six consecutive months, as of the Qualification Date for such relocated tenant, such reduction as to that space shall not be made. The Qualification Date for each Approved Lease of space in the Phase Two Parcel shall be the date upon which each of the following shall have occurred and be continuing with respect to such Approved Lease:

            (a) The Approved Lease shall have been executed by each of the parties;

            (b) The tenant shall have accepted the space and be lawfully open for business therein;

            (c) The tenant has been paying full rent for at least six (6) months;

            (d)    There shall be no material default under such Approved Lease;

            (e) All sums payable for the construction of the improvements on the Phase Two Parcel shall have been paid and releases of liens and final payment affidavits for such work have been delivered to Seller; and

            (f) The tenant shall have executed and delivered to Buyer a Tenant Estoppel Letter regarding its lease and occupancy.

If the Qualification Date for a particular Approved Lease occurs after the end of the term of the ground lease, no Consideration with respect to such Approved Lease shall be paid or payable. With respect to monetary defaults, a tenant shall not be considered to be in material default so long as no payment under its lease is more than twenty (20) days overdue. The Seller, as ground tenant, will be responsible for all leasing commissions, buildout, tenant improvements, free rent and other concessions made to or for each occupancy subtenant, and if any extend beyond the term of the ground lease, Seller will pay such amounts to Buyer on the Qualification Date. To qualify as a Lease for which Buyer is willing to pay additional Consideration, the tenant must be a tenant who has been accepted by Buyer as a tenant under an Approved Lease. The Consideration for a particular Approved Lease in the Phase Two Parcel shall be paid within ten
(10) business days after the Qualification Date for such Approved Lease, provided that if the Qualification Date for a particular Approved Lease occurs after the expiration of the term of the ground lease for the Phase Two Parcel, there shall be no Consideration paid or payable (and Buyer shall have no obligation) with respect to such Lease.

      8.4 Lease for Bank Parcel. The lease for the Bank Parcel shall be "triple net" and shall be for a term of ninety-nine (99) years, beginning on the Closing Date of the purchase of the Property, at a rental of Ten Dollars ($10.00) for the term, plus ad valorem taxes on the land and improvements on the Bank Parcel (or its share of such taxes allocated to the Bank Parcel by the Flagler County Property Appraiser). The lease will prohibit the tenant from modifying the exterior of the current improvements on the Bank Parcel without the consent of Buyer, not to be unreasonably withheld or delayed (such prohibition not to include repainting or reroofing in the same color and materials as now in place). The lease will permit the construction of any interior modifications without the requirement for such consent. The construction and use of any improvements on the Bank Parcel will be subject to use, building and other restrictions imposed on the Shopping Center by existing covenants and restrictions, existing leases and other reasonable covenants and restrictions imposed by Buyer (including covenants and restrictions created under the ground lease or under the Declaration, hereinafter defined), so as to make the Bank Parcel architecturally compatible with the Shopping Center and limited as to use, size and height so as to not impair the operation of the Shopping Center or breach the lease of any tenant of the Shopping Center. The entire cost of the development on the Bank Parcel shall be borne by Seller, and the landlord's estate will not be subordinated or subject to any liens. Subletting will be permitted to third party occupancy tenants under an Approved Lease or Approved Leases as provided in Section 8.5. The term of any sublease on the Bank Parcel shall not extend beyond the term of the lease without the express consent of Buyer.

      8.5 Consideration for Bank Parcel. A building and other improvements now existing on the Bank Parcel and owned by Seller were formerly used as a bank. A portion of the Bank Parcel is currently leased to ___________________, the term of which lease is _______________. Buyer will evaluate such tenant and lease for consideration as an Approved Lease during the Inspection Period. Seller hopes to find another third party creditworthy occupancy tenant or tenants for the Bank Parcel and then to be paid additional Consideration with respect to each occupancy under an Approved Lease on the Qualification Date for such Approved Lease. The Qualification Date for each Approved Lease of space in the Bank Parcel shall be the date upon which each of the following shall have occurred and be continuing with respect to such Approved Lease:

            (a) The Approved Lease shall have been executed by each of the parties;

            (b) The tenant shall have accepted the space and be lawfully open for business therein;

            (c)    The tenant has been paying rent for at least six (6) months;

            (d)    There shall be no material default under such Approved Lease;

            (e) All sums payable for the construction of the improvements on the Bank Parcel shall have been paid and releases of liens and final payment affidavits for such work have been delivered to Seller; and

            (f) The tenant shall have executed and delivered to Buyer a Tenant Estoppel Letter regarding its lease and occupancy.

To be considered an Approved Lease for the Bank Parcel, the initial term shall be no less than five (5) years. Buyer shall have the option to terminate the ground lease for the Bank Parcel, to be exercised within fifteen (15) days after such Qualification Date, and if exercised Buyer will pay to Seller a Consideration equal to the Annualized Net Operating Income (as defined in
Section 1.27 of this Agreement) from such Approved Lease(s) , as projected for the first twelve (12) months of the Approved Lease term following the "free rent" period, if any, under such Lease, capitalized by 0.105. The computation of Annualized Net Income for each such Lease shall be made in accordance with the definition contained in Section 1.27 above. Seller has indicated that the building on the Bank Parcel may be divisible into two (2) spaces, each of which may be leased under an Approved Lease to an occupancy tenant. Should Seller determine to lease the Bank Parcel to two (2) tenants, it may do so provided the Consideration shall be payable at the same time and not staggered. Payment of the Consideration for Approved Leases on the Bank Parcel shall occur within thirty (30) days after the end of the Inspection Period for such parcel, which shall commence on the date of exercise by Buyer of its option and terminate thirty (30) days thereafter, as provided in Section 1.24, and Buyer shall be afforded the same inspection rights with respect to the Bank Parcel as are provided in Section 3.1 (but no deposits shall be payable). At closing, Seller and Buyer will execute a lease termination agreement concerning the applicable parcel(s) and will obtain an updated Survey at Buyer's expense, and endorsement to the Title Insurance insuring Buyer's marketable, fee simple title to such property, subject only to additional matters acceptable to Buyer, and increasing the policy amount by the Consideration, shall be provided, the costs to be otherwise apportioned as provided in Section 2.4. At closing, the ground lease as to the Bank Parcel shall be terminated and the entire Consideration for the Bank Parcel shall be payable in cash or by wire transfer, subject to ad valorem taxes of the year of closing and such other matters as are acceptable to Buyer. Taxes for the year of closing will be prorated as of the closing date, and the closing costs will be apportioned as provided in Section 2.4 hereof. Notwithstanding anything herein, if the foregoing conditions with respect to the leasing of space in the Bank Parcel and the payment of Consideration for Approved Leases on the Bank Parcel shall not have occurred within five (5) years after the Closing Date of the purchase of the Property, Buyer shall have no option with respect to the Bank Parcel, and the ground lease to Seller shall continue in full force and effect to the end of its term.

      8.6 Ground Lease for Phase Three Parcel. The lease for the Phase Three Parcel will be a ground lease for a term of ninety-nine (99) years, beginning on the Closing Date of the purchase of the Property, at a rental of Ten Dollars ($10.00) for the term, plus ad valorem taxes on the land and improvements on the Phase Three Parcel (or its share of such taxes allocated to the Phase Three Parcel by the Flagler County Property Appraiser). Taxes and expenses related to the improvements on the Phase Three Parcel, and such parcel's proportionate share of increases in common area expenses of the Shopping Center (i) over the common area expenses charged to Seller in the computation of Net Operating Income for the Phase One Parcel or (ii) otherwise attributable to such improvements (including, if applicable, increases for such matters as parking lot maintenance, landscaping, lighting and other ordinary operating expenses) shall be paid by Seller as the tenant. The lease will permit the construction of retail space in accordance with plans and specifications to be approved by the Buyer, as landlord, provided they are in compliance with zoning and building requirements. The construction and use of the additional space will be subject to use, building and other restrictions imposed on the Shopping Center by existing covenants and restrictions, existing leases and other reasonable covenants and restrictions imposed by Buyer (including covenants and restrictions created under the ground lease or under the Declaration, hereinafter defined), so as to make the Phase Three Parcel architecturally compatible with the Shopping Center and limited as to use, size and height so as to not impair the operation of the Shopping Center or breach the lease of any tenant of the Shopping Center. Until the Phase Three Parcel is developed, Seller shall not be required to reimburse Buyer for common area maintenance and similar charges with respect to the Phase Three Parcel. The entire cost of the development on the Phase Three Parcel shall be borne by Seller, and the landlord's estate will not be subordinated or subject to any liens. Subletting will be permitted to third party occupancy tenants under Approved Leases as provided below. The term of any sublease on the Phase Three Parcel shall not extend beyond the term of the lease without the express consent of Buyer.

      8.7 Development of and Consideration for Phase Three Parcel. Buyer and Seller have agreed with respect to the Phase Three Parcel as follows:

            (a) Seller grants to Buyer the continuing option to terminate the ground lease for the Phase Three Parcel as a whole or in two phases, such phases being identified as "Phase X" and "Phase Y" on the Site Plan. If the ground lease is terminated as a whole, the Consideration for the termination shall be $750,000. If terminated in phases, the Consideration for each phase shall be $375,000. The Consideration shall escalate by five percent (5.0%), compounded annually on each anniversary of the Closing Date of the initial purchase of the Property. The option to terminate herein granted shall expire at 5:00 P.M. on the day following the fifth anniversary of the commencement of the term of the Ground Lease. Buyer may exercise its option(s) hereunder by notice to Seller given prior to the expiration of the option period, in which event, as to each exercise, the termination shall occur not later than thirty (30) days following the end of the Inspection Period for such parcel. The Inspection Period for such parcel shall commence on the date of exercise of the option and end thirty (30) days thereafter, as provided in Section 1.24, and Buyer shall be afforded the same inspection rights with respect to the parcel to be terminated or released from the ground lease as are provided in Section 3.1 (but no deposits shall be payable or extensions granted). At termination, the entire Consideration for the parcel, or phase, as the case may be, shall be payable in cash or by wire transfer, subject to ad valorem taxes of the year of termination and such other matters as are acceptable to Buyer. Taxes for the year of closing will be prorated as of the closing date, and the closing costs will be apportioned as provided in Section 2.4 hereof. At closing, Seller and Buyer will execute a lease termination agreement concerning the applicable parcel(s) and will obtain an updated Survey at Buyer's expense and endorsement to the Title Insurance insuring Buyer's marketable, fee simple title to such property, subject only to additional matters acceptable to Buyer, and increasing the policy amount by the

Consideration, shall be provided, the costs to be otherwise apportioned as provided in Section 2.4.

            (b) If during the five (5) year termination option period specified in (a) above, Seller receives a bonafide offer from an unrelated third party (who is not an "end-user") to purchase all or any portion of the Phase Three Parcel which Seller intends to accept (such purchase to take the form of an outright purchase or, if required because of subdivision regulations, an assignment of the ground lease or subletting of the leasehold estate), Seller shall furnish a copy thereof to Buyer; whereupon Buyer shall have a period of ten (10) business days within which to elect to acquire the parcel which is the subject of the offer, on the same terms and conditions as stated in the offer. Buyer shall elect such right by giving notice to Seller within said period, whereupon Seller and Buyer shall be deemed to have agreed to sell and purchase such parcel in accordance with and subject to the terms and conditions of such offer. If Buyer does not elect to acquire within said period, the right to acquire herein granted as to such phase (including the rights granted under (a), this (b) and (c), shall be deemed to have lapsed as to such parcel upon the transfer of such parcel to the offeror, provided that no substantial change in the terms of such offer shall be made without notice to Buyer and an opportunity afforded to Buyer to acquire the parcel on the modified terms, following the same procedure as enumerated above. If Buyer does not elect to terminate the lease under this subparagraph and Seller proceeds to a closing with the third party, Buyer will execute and deliver to Seller or Seller's designee a special warranty deed and other standard seller documents as to such parcel, the expenses with respect thereto to be borne by Seller, including without limitation documentary stamp taxes.

            (c) Should Seller during the five (5) year option period contemplated by subparagraph (a) above determine to develop Phase X or Phase Y on the Phase Three Parcel itself, Seller may do so, subject to the Declaration, and provided no less than fifty percent (50%) of the leasable space in the new development is preleased under Approved Leases to "credit tenants" or other tenants approved by Buyer (none of whom without the express consent of Buyer can be tenants of the Phase One or Phase Two Parcels). Upon Seller's notice to Buyer given during such five (5) year period that Seller has determined to develop either or both of Phase X or Phase Y on the Phase Three Parcel itself, which notice shall be accompanied by (i) copies of the executed Approved Leases for the preleased space, (ii) copies of executed bonafide construction contract(s) with third party contractors, and (iii) financing commitments or other information reasonably satisfactory to Buyer to indicate Seller's ability to construct, complete and pay for such improvements and related costs, Buyer's option to terminate as to such Phase under subparagraph (a) shall lapse and Buyer will have the option to be exercised within ten (10) business days after the delivery to Buyer of the foregoing notice and supporting documentation to terminate the ground lease as to the Phase X or Phase Y Parcel on the Phase
Three Parcel, as the case may be, upon completion and occupancy of such development. The construction shall proceed in accordance with the Declaration and without material interference with the operation of the Phase One and Phase Two Parcels. If Buyer exercises its option as provided in this paragraph, upon completion of the development, Buyer shall have an Inspection Period for such parcel commencing on the date of issuance of the last certificate of occupancy for tenants accepted by Seller in and leasing to a level acceptable to

Seller for the Phase Three development and ending thirty (30) days thereafter, as provided in Section 1.24, during which Buyer shall be afforded the same inspection and cancellation rights with respect to the parcel to be acquired as are provided in Section 3.1 (but no deposits shall be payable or extensions granted). If not cancelled, the Closing shall occur on the date which is one hundred ninety (190) days after the date of the expiration of the free rent period for the tenants occupying their Phase Three Parcel premises as aforesaid. At closing, the ground lease as to the Phase Three Parcel shall be terminated and the entire Consideration for the Phase Three Parcel shall be payable in cash or by wire transfer, subject to ad valorem taxes of the year of closing and such other matters as are acceptable to Buyer. Taxes for the year of closing will be prorated as of the closing date, and the closing costs will be apportioned as provided in Section 2.4 hereof. At closing, Seller and Buyer will execute a lease termination agreement covering the property to be acquired and will obtain an updated Survey at Buyer's expense with respect to such parcel and endorsement to the Title Insurance insuring Buyer's marketable, fee simple title to such property, subject only to additional matters acceptable to Buyer, the other costs to be apportioned as provided in Section 2.4. If the development and leasing to a level acceptable to Seller of the Phase Three Parcel is not completed within seven (7) years after the commencement of the term of the Phase Three Parcel ground lease, Buyer may rescind its exercise of the option herein granted by notice to Seller given on or before 5:00 p.m. on the tenth (10th) day following such sixth anniversary, in which event the option to terminate as to the Phase being developed shall terminate. The Consideration to be paid to Seller by Buyer at Closing Purchase Price for the Phase Three Parcel will be an amount equal to (A) the Annualized Net Operating Income from Approved Leases in the Phase Three Parcel (but only considering Approved Leases of the tenants thereunder which have [i] accepted their premises and opened for business therein, [ii] been paying rent for at least six [6] months without material default under their lease; and [iii] executed and delivered to Buyer a Tenant Estoppel Letter), projected for the period commencing with the date of the Closing of the option and ending twelve months thereafter, (B) divided by (i) in the case of credit tenants whose leases have initial terms of five (5) or more years remaining on their terms, the capitalization rate of 0.105 (without the credit reserve adjustment described in Section 1.27 above), or (ii) in the case of "local tenants" whose leases have initial terms of three (3) or more years, the capitalization rate of 0.12 (taking into account the credit reserve adjustment described in Section 1.27 above), the result obtained being reduced by (C) the Annualized Net Operating Income for the same twelve (12) month period for any tenant of the Phase One or Phase Two Parcels who relocates with Buyer's permission to the Phase Three Parcel, divided by the pertinent aforesaid capitalization rate. Seller may replace such relocating tenant with another Approved Lease, and if the tenant thereunder is in occupancy, open for business at the premises, and has been paying its rent for six consecutive months, as of the Closing, such reduction as to that space shall not be made. Seller will be responsible for the entire cost and expense of lien-free construction of the development on the Phase Three Parcel, and shall be responsible for all leasing commissions, buildout, tenant improvements, free rent and other concessions made to the occupancy tenants, all which shall be paid or credited to Buyer by Seller as contemplated by Section 1.27.

     8.8 Covenants and Restrictions. During the Inspection Period Seller and Buyer shall negotiate a declaration of covenants, restrictions and easements (the "Declaration") which will
                                    -25-
be imposed upon the Phase Two Parcel, Phase Three Parcel and the Bank Parcel in order to insure that any development thereon will be integrated with the Shopping Center, will be architecturally compatible with the Shopping Center and will be limited as to use, size and height so as not to impair the operation of the Shopping Center or breach the lease of any tenant of the Shopping Center. The declaration will be executed, delivered and recorded at the Closing of the initial purchase of the Property.

      8.9 Construction of Provisions. All provisions of this Agreement shall be construed in a manner with respect to future development of the Phase Two Parcel, the Phase Three Parcel and the Bank Parcel (such as, by way of example, definitions, inspection rights, title, survey, representations, warranties, estoppels, and price computation), so as to be applicable to the additional Consideration for the Phase Two Parcel, Phase Three Parcel and the Bank Parcel.

      8.10 Platting and Permitting. Buyer agrees, if necessary, to apply for and cooperate with Seller in connection with any applications, replatting, permitting, or other governmental approvals required relating to the construction of any new improvements. The parties acknowledge that in all likelihood the Shopping Center will have to be replatted before the Phase Three Parcel can be developed. Buyer and Seller agree to cooperate with each other in good faith so as to insure that future development, including if necessary any replatting, shall proceed in as expeditious and efficient manner as possible. The reasonable costs of replatting incurred from and after January 1, 1996, shall be shared equally by Seller and Buyer (the aggregate cost to Buyer not to exceed $7,500), but Seller shall have control over the process, subject to Buyer's reasonable approval rights with respect thereto. Upon completion of the replatting Seller may elect, prior to the exercise of any option by Buyer as to the Phase Three Parcel, to terminate the lease of the Phase Three Parcel and acquire fee simple title thereto, in which event Buyer upon notice of such election by Seller shall convey the Phase Three Parcel by special warranty deed to Seller, subject to current taxes, matters of record as of Buyer's acquisition of title and the Declaration. All of the costs of such conveyance shall be paid by Seller. In such event the options herein granted to Buyer with respect to the Phase Three Parcel shall be incorporated into the Declaration, and construed to apply as if Buyer were to have an option to acquire Seller's fee rather than leasehold interest in the Phase Three Parcel on the terms and conditions provided above.

      8.11 Certain Sewer and Water Credits. Buyer and Seller acknowledge that Seller currently has certain water and sewer credits available from the local utilities and that such credits will not initially be transferred to Buyer as part of the purchase, but shall be retained by Seller and used for the construction of the improvements to be located on the various parcels, as contemplated hereby. Buyer agrees to cooperate with Seller in allocating these credits to the various construction projects. If, however, Seller does not develop a particular parcel, or if there are unused credits, they shall be transferred to Buyer without additional consideration.

      8.12 Approval of Leases for Phase Two and Three and the Bank Parcel. Buyer shall advise Seller as to whether it will give or withhold its consent as to any proposed Lease for space in Phase Two, Phase Three or the Bank Parcel within ten
(10) business days after the proposed Lease and supporting information as to creditworthiness and operating experience is received by Buyer from Seller. If there is no answer to a request within said ten (10) day period, the particular Lease shall be deemed approved. If Buyer objects to a particular proposed Lease, it shall with its notice of objection furnish to Seller the specifics of such objection(s). If Seller corrects such deficiencies to Buyer's satisfaction within a reasonable period, Buyer shall approve such Lease.


                           9.  CONDITIONS PRECEDENT

      9.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer under this Agreement are subject to satisfaction (or written waiver by Buyer) of each of the following conditions or requirements on or before the initial Closing Date for the purchase of the Property:

            (a) Seller's warranties and representations under this Agreement shall be true and correct, and Seller shall not be in default hereunder.

            (b) All obligations of Seller contained in this Agreement, shall have been fully performed in all material respects and Seller shall not be in default under any covenant, restriction, right-of-way or easement affecting the Property.

            (c) There shall have been no material adverse change in the Shopping Center, its operations or future prospects (taking into account those contemplated hereby), the Leases or the financial condition of tenants leasing space in excess of 10,000 square feet since the date of this Agreement. Publix Super Markets, Inc., Eckerds, Inc., Blockbuster Video, Raymond's and Boston Chicken, and no less than eighty percent (80%) of the other tenants shall be open for business in the Shopping Center and be current in paying rent and not otherwise in material default under their respective leases.

            (d) A Title Insurance Policy covering the Shopping Center, by parcel, and all appurtenant easements, shall have been issued, subject only to Permitted Exceptions.

            (e) The physical and environmental condition of the Shopping Center shall be unchanged from the date of this Agreement, ordinary wear and tear and the improvements contemplated hereby excepted.

            (f) Seller shall have delivered to Buyer the following in form reasonably satisfactory to Buyer:

                (1) Special warranty deed in proper form for recording, duly executed and acknowledged so as to convey to Buyer the fee simple title to the Shopping Center, subject only to the Permitted Exceptions, the ground leases and the Declaration;

                (2)  The Declaration;

               (3) Leases of the Phase Two Parcel, the Phase Three Parcel and the Bank Parcel, executed by Seller;

               (4) Originals, if available, or if not, true copies of the Leases and of the contracts, agreements, permits and licenses, and such Materials as may be in the possession or control of Seller;

                (5) A blanket assignment to Buyer of all Leases and the Contracts, agreements, permits and licenses (to the extent assignable) as they affect the Property and an indemnity against breach of such instruments by Seller prior to the Closing Date;

                (6) A bill of sale with respect to the Personal Property and Materials;

                (7) A title certificate, properly endorsed by Seller, as to any items for which title certificates exist;

                (8) A current rent roll for all Leases in effect showing no changes from the rent roll attached to this Agreement other than those set forth in the Leases or approved in writing by Buyer;

                (9) All tenant estoppel letters obtained by Seller, which in the case of the Phase One Parcel must include Publix Super Markets, Inc., Eckerds, Inc., Blockbuster Video, Raymond's and Boston Chicken, and eighty percent (80%) of the other tenants who have signed leases (and which in the case of any other parcel shall include all credit tenants and eighty percent [80%] of the other tenants who have signed leases for such parcel), without any material exceptions, covenants, or changes to the form approved by Buyer and distributed to the tenants by Seller;

               (10)  A general assignment of all assignable existing warranties;


               (11) An owner's affidavit, non-foreign affidavit and such further instruments of conveyance, transfer and assignment and other documents as may reasonably be required by Buyer or its counsel in order to effectuate the provisions of this Agreement and the transactions contemplated herein;

               (12) The originals or copies of any real property tax bills for the then current fiscal year and the previous year, and, if requested, the originals or copies of any current water, sewer and utility bills which are in Seller's custody or control;

               (13) Resolutions of Seller authorizing the transactions de-scribed herein, certified by the general partner of Seller;

               (14) All keys and other means of access to the Improvements in the possession of Seller or its agents;

               (15)  Materials; and

               (16) Such other documents as Buyer may reasonably request to effect the transactions contemplated by this Agreement.

            In the event that all of the  foregoing  provisions  of this Section
9.1 are not satisfied and Buyer elects in writing to terminate this Agreement, then the Earnest Money Deposit shall be promptly delivered to Buyer by Escrow Agent and, upon the making of such delivery, neither party shall have any further claim against the other by reasons of this Agreement, except as provided in Article 10.

      9.2 Conditions Precedent to Seller's Obligations. The obligations of Seller under this Agreement are subject to satisfaction (or written waiver by Seller) of each of the following conditions or requirements on or before the Closing Date for each parcel:

            (a) Buyer's warranties and representations under this Agreement shall be true and correct, and Buyer shall not be in default hereunder;

            (b) All of the obligations of Buyer contained in this Agreement shall have been fully performed by or on the date of Closing in compliance with the terms and provisions of this Agreement;

            (c) Buyer shall have delivered to Seller at or prior to the Closing the following, which shall be reasonably satisfactory to Seller:

                  (1) Delivery and/or payment of the balance of the Purchase Price for such parcel;

                  (2) The execution of the Leases of the Phase Two, Phase Three and the Bank Parcel, executed by Buyer;

                  (3) The execution of the Declaration as to the Bank Parcel and Phase Three Parcel; and

                  (4) Such other documents as Seller may reasonably request to effect the transactions contemplated by this Agreement.

In the event that all conditions precedent to Buyer's obligation to purchase shall have been satisfied but the foregoing provisions of this Section 9.2 have not, and Seller elects in writing to terminate this Agreement, then the Earnest Money Deposit shall be promptly delivered to Seller by Escrow Agent and, upon the making of such delivery, neither party shall have any further claim against the other by reasons of this Agreement, except as provided in Article 10.

      9.3 Insurance. Seller and Buyer agree to cooperate with each other such that insurance coverage for the Shopping Center after each Closing shall be co-ordinated and obtained at economical and reasonable prices. The decision as to joint coverage shall be made at each Closing and the decision of either Seller or Buyer with respect to such coverage shall be totally within the discretion of each.

      9.4 Best Efforts. Each of the parties hereto agrees to use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.


                  10.  POST CLOSING INDEMNITIES AND COVENANTS

      10.1 Seller's Indemnity. From and after each Closing, Seller, subject to the limitations set forth herein, shall indemnify, defend and hold harmless Buyer from all claims, demands, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Buyer by reason of, or on account of, any breach by Seller of Seller's warranties, representations and covenants. Seller's warranties, representations and covenants, and the foregoing indemnity, shall survive such Closing for a period of one (1) year. Buyer's rights and remedies herein against Seller shall be in addition to, and not in lieu of all other rights and remedies of Buyer at law or in equity.

      10.2 Buyer's Indemnity. From and after each Closing, Buyer shall indemnify, defend and hold harmless Seller from all claims, demands, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Seller by reason of, or on account of, any breach by Buyer of Buyer's warranties, representations and covenants. Buyer's warranties, representations and covenants, and the foregoing indemnity, shall survive such Closing for a period of one (1) year. Seller's rights and remedies herein against Buyer shall be in addition to, and not in lieu of all other rights and remedies of Seller at law or in equity.


                             11.  BREACH; REMEDIES

      11.1 Breach by Seller. In the event of a breach of Seller's covenants or warranties herein and failure by Seller to cure such breach within the time provided for each Closing, Buyer may, at Buyer's election (i) terminate this Agreement with respect to that purchase and receive a return of the Earnest Money Deposit, if any, and the parties shall have no further rights or obligations under this Agreement with respect to such purchase (except as survive termination); (ii) enforce this Agreement by suit for specific performance; or (iii) waive such breach and close the purchase contemplated hereby, notwithstanding such breach. Buyer shall have no other remedy except that with respect to the indemnities given to it hereunder which survive Closing, Buyer shall have all remedies at law and in equity.

      11.2 Breach by Buyer. In the event of a breach of Buyer's covenants or warranties herein and failure of Buyer to cure such breach within the time pro-vided for each Closing,

Seller's sole remedy shall be to terminate this Agreement with respect to such purchase and retain Buyer's Earnest Money Deposit, if any, as agreed liquidated damages for such breach, and upon payment in full to Seller of such amounts, the parties shall have no further rights, claims, liabilities or obligations under this Agreement with respect to such purchase (except as survive termination), except that Seller shall have all remedies at law or in equity for indemnities given to it hereunder which survive Closing.


                   12.  ESCROW AGENT; EARNEST MONEY DEPOSIT

      12.1 Duties. By signing a copy of this Agreement, Escrow Agent acknowledges receipt of the initial Earnest Money Deposit and agrees to comply with the terms hereof insofar as they apply to Escrow Agent. Escrow Agent shall receive and hold the Earnest Money Deposit in trust, to be disposed of in accordance with the provisions of this section and Section 2.3 above.

      12.2 Indemnity. Escrow Agent shall not be liable to either party except for claims resulting from the gross negligence or willful misconduct of Escrow Agent. If the escrow is involved in any controversy or litigation, the parties hereto shall jointly and severally indemnify and hold Escrow Agent free and harmless from and against any and all loss, cost, damage, liability or expense, including costs of reasonable attorneys' fees to which Escrow Agent may be put or which may incur by reason of or in connection with such controversy or litigation, except to the extent it is finally determined that such controversy or litigation resulted from Escrow Agent's gross negligence or willful misconduct. If the indemnity amounts payable hereunder result from the fault of Buyer or Seller (or their respective agents), the party at fault shall pay, and hold the other party harmless against, such amounts.

      12.3 Conflicting Demands. If conflicting demands are made upon Escrow Agent with respect to the escrow, the parties hereto expressly agree that Escrow Agent shall have the absolute right to do either or both of the following: (i) withhold and stop all proceedings in performance of this escrow and await settlement of the controversy by final appropriate legal proceedings or otherwise as it may require; or (ii) file suit for declaratory relief and/or inter-pleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights between themselves. Upon the filing of any such declaratory relief or interpleader suit and tender of the Earnest Money Deposit to the court, Escrow Agent shall thereupon be fully released and discharged from any and all obligations to further perform the duties or obligations imposed upon it by this Agreement. Buyer and Seller agree to respond promptly in writing to any request by Escrow Agent for clarification, consent or instructions. Any action proposed to be taken by Escrow Agent for which approval of Buyer and/or Seller is requested shall be considered approved if Escrow Agent does not receive written notice of disapproval within fourteen (14) days after a written request for approval is received by the party whose approval is being requested. Escrow Agent shall not be required to take any action for which approval of Buyer and/or Seller has been sought unless such approval has been received. No disbursements shall be made, other than as provided in Section 2.3 or to a court in an interpleader action, unless Escrow Agent shall have given written notice of the proposed disbursement to Buyer and Seller and neither Buyer nor Seller shall have delivered any written objection to the disbursement within 14 days after receipt of Escrow Agent's notice. No notice by Buyer or Seller to Escrow Agent of disapproval of a proposed action shall affect the right of Escrow Agent to take any action as to which such approval is not required.

      12.4 Continuing Counsel. Seller acknowledges that Escrow Agent is counsel to Buyer herein and Seller agrees that in the event of a dispute hereunder or otherwise between Seller and Buyer, Escrow Agent may continue to represent Buyer notwithstanding that it is acting and will continue to act as Escrow Agent hereunder, it being acknowledged by all parties that Escrow Agent's duties hereunder are ministerial in nature.

      12.5 Withdrawal. No party shall have the right to withdraw any monies or documents deposited by it with Escrow Agent prior to the Closing or termination of this Agreement except in accordance with the terms of this Agreement.

      12.6 Tax Identification. Seller and Buyer shall provide to Escrow Agent appropriate Federal tax identification numbers.


                              13.  MISCELLANEOUS

      13.1   Disclosure.   Neither   party  shall   disclose  the   transactions
contemplated by this Agreement without the prior approval of the other, except where disclosure is required by law.

      13.2 Radon Gas. Radon is a naturally occurring radioactive gas which, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon which exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

      13.3 Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by Buyer and Seller.

      13.4 Notices. All written notices and demands of any kind which either party may be required or may desire to serve upon the other party in connection with this Agreement may be served (as an alternative to personal service) by overnight courier service at the addresses set forth below:

            As to Seller:     Palm Harbour Centers Associates
                              Attention:  Jim Zengage
                              2499 Glades Road, Suite 104
                              Boca Raton, Florida  33431

            With a copy to:   Tripp, Scott, Conklin & Smith
                              Attention: Drake M. Batchelder, Esq.
                              110 S.E. 6th Street, 28th Floor
                              Ft. Lauderdale, Florida  33301

            As to Buyer:      RRC Acquisitions, Inc.
                              Attention:  Robert L. Miller
                              Suite 200, 121 W. Forsyth St.
                              Jacksonville, Florida 32202

            With a copy to:   RRC Acquisitions, Inc.
                              Attention:  Randle P. Shoemaker, Esq.
                              Suite 200, 121 W. Forsyth St.
                              Jacksonville, Florida  32202

            With a copy to:   Ulmer, Murchison, Ashby & Taylor
                              Attention:  William E. Scheu, Esq.
                              P. O. Box 479
                              Suite 1600, 200 W. Forsyth St.
                              Jacksonville, FL 32201 (32202 for courier)

Any such notice or demand given by reputable overnight courier with charges thereon fully prepaid and addressed to the party to be served at the addresses set forth above shall constitute proper notice hereunder upon delivery to such overnight courier. Seller prefers Federal Express as an overnight courier but its use is not required.

      13.5 Headings. The titles and headings of the various sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

      13.6 Validity. If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13.7 Attorneys' Fees. In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuc- cessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys' fees, whether or not incurred in trial or on appeal, incurred therein by the successful party, all of which may be included in and as a part of the judgment rendered in such litigation. Any indemnity provisions herein shall include indemnification for reasonable attorneys' fees and costs, whether or not suit be brought and including fees and costs on appeal.

      13.8  Time of Essence.  Time is of the essence of this Agreement.

      13.9 Governing Law. This Agreement shall be governed by the laws of Florida and the parties hereto agree that any litigation between the parties hereto relating to this Agreement shall take place in a court located in Flagler County, State of Florida. Each party waives its right to jurisdiction or venue in any other location.

      13.10 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third parties, including any brokers or creditors, shall be beneficiaries hereof.

      13.11 Exhibits. All exhibits attached hereto are incorporated herein by reference to the same extent as though such exhibits were included in the body of this Agreement verbatim.

      13.12 Gender; Plural; Singular; Terms. A reference in this Agreement to any gender, masculine, feminine or neuter, shall be deemed a reference to the other, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The terms "herein," "hereof," "hereunder," and other words of a similar nature mean and refer to this Agreement as a whole and not merely to the specified section or clause in which the respective word appears unless expressly so stated.

     13.13 Further Instruments, Etc. Seller and Buyer shall, at or after Closing, execute any and all documents and perform any and all acts reasonably necessary to fully implement this Agreement.

     13.14 Survival. The obligations of Seller and Buyer intended to be performed after the Closing shall survive the closing.

      13.15 No Recording. Neither this Agreement nor any notice, memorandum or other notice or document relating hereto shall be recorded.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Witnesses:
                                    RRC ACQUISITIONS, INC.,
____________________________        a Florida corporation
[ - - - - - - - - - - - - - - - ]
Name (Please Print)
                                    By:
____________________________           Its:
[ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ ]   Date: ______________________, 1996
Name (Please Print)
                        Tax Identification No. 59-3210155

                                          "BUYER"

                        PALM HARBOUR CENTERS ASSOCIATES,
                          a Florida general partnership

                                    By Its General Partner:

____________________________           P. Coast Corp., a Florida corporation
[ - - - - - - - - - - - - - - - ]
Name (Please Print)
                                       By:_______________________________
____________________________  Jim  Zengage  [  _  _  _ _ _ _ _ _ _ _ _ _ _ _ _ ]
President Name (Please Print)
                       Date: ______________________, 1996

                                    Tax Identification No:

                                          "SELLER"

____________________________        ULMER, MURCHISON, ASHBY & TAYLOR
[ - - - - - - - - - - - - - - - ]
Name (Please Print)
                                    By:
____________________________           Its Authorized Agent
[ - - - - - - - - - - - - - - - ]
Name (Please Print)                 Date:  ______________________, 1996

                                 "ESCROW AGENT"

                                  EXHIBIT 1.5

                          Audit Representation Letter


                          --------------------------
                         (Acquisition Completion Date)



KPMG Peat Marwick LLP
2700 Independent Square
One Independent Drive
Jacksonville, Florida  32202

      RE:   ___________________________________
            (Acquisition Property Name)

Dear Sirs:

      We are writing at your request to confirm our understanding that your audit of the Statement of Revenue and Certain Expenses of _________________ for the twelve months ended December 31, 19____, was made for the purpose of expressing an opinion as to whether the statement presents fairly in all material respects the results of its operations in conformity with generally accepted accounting principles. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

     1. We have made available to you all financial records and related data in our possession for the period under audit.

      2.    To the best of our knowledge there have been no undisclosed:

     (a) Irregularities involving any member of management or employees who have significant roles in the system of internal accounting control;

     (b) Irregularities involving other persons that could have a material effect on the statement of revenue and certain expenses;

            (c) Violations or possible violations of laws or regulations the effects of which should be considered for disclosure in the statement of revenue and certain expenses.

      3.    There are no:

     (a) Unasserted claims or assessments that our lawyers have advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5;

     (b) Material gain or loss contingencies that are required to be disclosed by Statement of Financial Accounting Standards No. 5;

     (c) Material transactions that have not been properly recorded in the accounting records underlying the financial statement; and

     (d) Events that have occurred subsequent to the audit period that should require adjustment to or disclosure in the Statement of Revenue and Certain Expenses.

      4. Provision, when material, has been made for losses to be sustained in the fulfillment of, or from inability to fulfill, any contract commitments.

      5. The shopping center has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged, that has not been disclosed.

      6. All contractual agreements that would have a material effect on the Statement of Revenue and Certain Expenses have been complied with.

      7.    There have been no:

            (a) Material  undisclosed  related  party  transactions  and related
      amounts  receivable  or  payable,   including  sales,  purchases,   loans,
      transfer, and guarantees;

            (b)   Agreements to repurchase assets previously sold.

      Further, we acknowledge that we are responsible for the fair presentation of the Statement of Revenue and Certain Expenses prepared in accordance with generally accepted accounting principles.

                                    Very truly yours,

                       __________________________(Seller)


                                    By:_________________________________
                                       Its:______________________________

                                 EXHIBIT 1.38

                                   Rent Roll

                                 EXHIBIT 1.42

                                   Site Plan

                                 EXHIBIT 1.44

                            Form of Estoppel Letter


                          _____________________, 199_





      RE:   ___________________________ (Name of Shopping Center)


Ladies and Gentlemen:

      The undersigned (Tenant) has been advised you may purchase the above Shopping Center, and we hereby confirm to you that:

          1.   The        undersigned        is       the        Tenant       of
               _____________________________________,  Landlord,  in  the  above
               Shopping Center, and is currently in possession and paying rent on premises known as Store No. _______________ [or Address:
               ---------------------------------------------------------------],
               and containing approximately _____________ square feet, under the terms of the lease dated ______________________, which has (not) been amended by amendment dated ________________________ (the "Lease"). There are no other written or oral agreements between Tenant and Landlord. Tenant neither expects nor has been promised any inducement, concession or consideration for entering into the Lease, except as stated therein, and there are no side agreements or understandings between Landlord and Tenant.

          2. The term of the Lease commenced on ____________________, expiring on ___________________, with options to extend of
                ________________ (____) years each.

          3.  As  of   ____________________,   monthly  minimum  rental  is
              $_______________  a month.

          4. Current additional monthly payments for expense reimbursement total $____________ per month for common area maintenance, property insurance and real estate taxes.

      5. Tenant has given [no security deposit] [a security deposit of $______________].

      6. No payments by Tenant under the Lease have been made for more than one (1) month in advance, and minimum rents and other charges under the Lease are current.

      7. All matters of an inducement nature and all obligations of the Landlord under the Lease concerning the construction of the Tenant's premises and development of the Shopping Center, including without limitation, parking requirements, have been performed by Landlord.

      8. Tenant knows of no default by either Landlord or Tenant under the Lease, and knows of no situations which, with notice or the passage of time, or both, would constitute a default. Tenant has no rights to off-set or defense against Landlord as of the date hereof.

                                    Very truly yours,



                                    -------------------------------------------
                                    ____________________________________(Tenant)


Mailing Address:


____________________________        By:________________________________________
                                       Its:_________________________________
- ----------------------------

                                EXHIBIT 3.1(e)

                    Pro Forma Income and Expense Statement
                            for the Shopping Center

                                 EXHIBIT 4.14

                            Governmental Agreements

                                  EXHIBIT 8.2

                           Plans and Specifications
                          for Additional Retail Space

I:\USERS\WES\REG\PALM\PSA